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                                                           EXHIBIT 99.1

                               ONEIDA
                            NEWS RELEASE

                                   FOR:     Oneida Ltd.
                                   INVESTOR RELATIONS CONTACTS:
                                            Ed Thoma
                                            Senior Vice President, Finance
                                            Oneida Ltd.
                                            (315) 361-3108

                                            Michele Katz/Stephanie Prince
                                            Morgen-Walke Associates, Inc.
                                            (212) 850-5600

                                   PRESS CONTACTS:
                                            Dave Gymburch
                                            Corporate Public Relations
                                            Oneida Ltd. (315) 361-3271

                                            Gregory Tiberend
                                            Morgen-Walke Associates, Inc.
                                            (212) 850-5600


FOR IMMEDIATE RELEASE

               ONEIDA LTD. TO ACQUIRE VINERS IN U.K.;
  EXPANDS INTERNATIONAL DISTRIBUTION RIGHTS IN SEPARATE TRANSACTION

Oneida, NY - May 30, 2000 - Oneida Ltd. (NYSE:OCQ) and its London-based subsidiary, Oneida U.K. Limited, today announced they have signed a definitive agreement to purchase all of the stock of Viners of Sheffield Limited, a privately held company for approximately $25 million in cash, subject to final accounting adjustments. The acquisition will position Oneida as the largest flatware company in the United Kingdom, and is expected to more than double consolidated revenues for Oneida U.K. The transaction is expected to be completed during Oneida's second quarter, which concludes July 29, 2000.

London-based Viners is an established marketer of flatware and cookware in the United Kingdom; its flatware brand has been traded for nearly 100 years. The company's diversified distribution channels including department stores, supermarkets, catalog showrooms, direct sales, special markets and department store shops. Additionally, the Company markets flatware under the Wedgwood and Royal Doulton names through worldwide licensing agreements. Most recently, Viners acquired Housley, a leading U.K. flatware brand, which is included in Oneida's acquisition of Viners.

Oneida President and Chief Executive Officer Peter J. Kallet noted, "Viners profoundly increases our presence in the U.K., and is a major addition to our growing portfolio of international tableware brands. We have admired Viners for many years. In addition to the strength of their name, they offer an array of popular consumer flatware patterns largely non-duplicative with Oneida's, a growing cookware business, expanded distribution channels and added sourcing capabilities. We are especially pleased to be working with Viner's experienced management team. Their expertise will be invaluable in coordinating our respective businesses in the U.K. -- and in helping to expedite our continued growth worldwide."

Melvyn  Novak,  Chairman of Viners of Sheffield Limited,  added,  "We keenly anticipate this collaboration with Oneida, truly one of the world's premier tabletop firms. Oneida's tremendous brand recognition, long history in the U.K., and extensive resources in all respects, represent a powerful combination with our own unique strengths. We believe both companies will enjoy long-term benefits from this combination, and will be positioned to offer our customers more tableware choices than ever before."

In a separate transaction, Oneida announced that it had acquired exclusive distribution rights for Schott Zwiesel crystal in the U.K. The agreement with Germany-based Schott Zwiesel includes both consumer and foodservice markets, and will be similar to Oneida's ongoing distribution of Schott products in the United States, Canada, Latin America and Australia.

The acquisition and distribution agreements are the latest in a series of moves by Oneida to support its strategic plan of becoming a worldwide leader in the global tableware market. On May 23 Oneida announced an agreement to acquire Sakura, Inc., a leading U.S. consumer dinnerware company.

Oneida Ltd., which had fiscal 1999 sales of $495 million, is a leading manufacturer of stainless steel and silverplated flatware for both the consumer and foodservice industries, and a leading supplier of dinnerware to the foodservice industry. Oneida also is a leading supplier of a variety of crystal, glassware and metal serveware for the tabletop market.

Statements contained in this press release that state that certain results are "expected" or "anticipated" to occur, or otherwise state the company's predictions for the future, are forward looking statements. These particular forward-looking statements and all other statements that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include, but are not limited to: general economic conditions in the Company's markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; unforeseen increases in the cost of raw materials or shortages of raw materials; significant increases in interest rates or the level of the Company's indebtedness; major slow downs in the retail, travel or entertainment industries; the loss of several of the Company's major customers; underutilization of the Company's plants and factories; and the amount and rate of growth of the Company's selling, general and administrative expenses.